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                                                                   EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-67332) and the Registration Statement on Form S-3 (Registration No. 33- 72236) of Stone Energy Corporation (the "Company") of our report dated October 3, 1997 with respect to the Statement of Oil and Gas Revenue and Direct Lease Operating Expenses for the year ended December 31, 1996 of certain oil and gas properties acquired by the Company from Forest Oil Corporation, which report appears in the Company's Amendment No. 1 on Form 8-K/A to Form 8-K dated August 15, 1997.




/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP


Denver, Colorado
October 14, 1997